UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 23, 2011

HOME PROPERTIES, INC.
(Exact name of Registrant as specified in its Charter)

MARYLAND	1-13136	16-1455126
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

850 Clinton Square, Rochester, New York 14604
 (Address of principal executive offices and internet site)

(585) 546-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

Acquisitions Update

On August 23, 2011, Home Properties, Inc. (the “Company”) acquired Cambridge Court, a 544 unit apartment community located in Baltimore Maryland for a total cash purchase price of $90.4 million, or approximately $166,000 per unit. The property was built from 1999 to 2002 and consists of 18 garden style and two high-rise buildings.  The property was 90.8% leased at the time of purchase with monthly rents averaging $1,314.

On September 6, 2011, the Company entered into a contract to acquire Somerset Manor, a 108 unit apartment community located in Leesburg, Virginia for a total cash purchase price of $20.25 million, or approximately $188,000 per unit. The property was built in 2006 and consists of six garden style buildings.  The property was 95.4% leased as of September 7, 2011 with monthly rents averaging $1,398.

On September 16, 2011, the Company entered into a contract to acquire Newport Village, a 937 unit apartment community located in Alexandria, Virginia, for a total cash purchase price of $205 million, or $219,000 per unit.  The property was built in 1969 and consists of 31 garden style buildings. The property was 92.3% leased as of August 3, 2011 with monthly rents averaging $1,561.

The purchase of both Somerset Manor and Newport Village remain subject to the completion of acceptable due diligence by the Company, which is expected to be completed by the end of September.  Closings for both properties are expected in mid-October.

Proposed Offering of Common Stock

On September 19, 2011, the Company announced that it is commencing an underwritten public offering of 5,250,000 shares of common stock.  The offering price and other terms are to be determined by negotiations between the Company and the underwriters. The Company expects to grant the underwriters a 30-day option to purchase up to 787,500 additional shares to cover over-allotments, if any.  The Company intends to use the net proceeds from the sale of its common stock in the offering to fund acquisitions, new development and redevelopment of apartment communities and for general corporate purposes, which may include paying down outstanding amounts on its line of credit used to fund recent acquisitions, capital expenditures and other working capital requirements.  Pending use for these purposes, the Company may invest such net proceeds in short-term marketable securities.

The Company has previously provided its outlook as to the range of funds from operations (“FFO”) that it expects for 2011.  FFO guidance for 2011 did not take into account the potential dilution resulting from the above offering. Based on the expected terms and size of the offering, certain current assumptions and estimates, and giving effect to the issuance of common stock of the Registrant in the offering, the receipt of the expected net proceeds and the use of those proceeds, it is expected that the offering will have a dilutive effect on per share FFO for 2011 of approximately $0.03 ($0.04 if the underwriters’ overallotment is exercised in full) for the year ending December 31, 2011.

The Company believes that FFO and FFO per share are meaningful performance measurements because they exclude various items in net income that do not relate to or are not indicative of the operating performance of the ownership, management and development of real estate and because they facilitate a clear understanding of the combined historical operating results of the Company. These measurements are also used to compare the Company’s performance to that of its peer group.  By excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of similar assets n similar condition based on historical cost accounting and useful life estimates), the Company believes that FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 19, 2011                                                      HOME PROPERTIES, INC.
        (Registrant)

By:           /s/ David P. Gardner
David P. Gardner
Executive Vice President and
Chief Financial Officer